TWO ROADS SHARED TRUST

OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT

Appendix A

As of: November 30, 2023

Fund	Operating Expense Limit	Effective Date
Hunter Small Cap Value Fund	0.95%	November 30, 2023